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                           October 3, 2023

       James Doris
       Chief Executive Officer
       Camber Energy, Inc.
       15915 Katy Freeway, Suite 450
       Houston, Texas 77094

                                                        Re: Camber Energy, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 26,
2023
                                                            File No. 333-274703

       Dear James Doris:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at 202-551-8770 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              James Marshall, Esq.